UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM 8 - K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report : February 27, 2012
________________________

                                       “Creating Wealth Together”

CN RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-167804	N/A
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
255 Duncan Mill Road, Suite 203 Toronto, Ontario, Canada M3B 3H9
(Address of principal executive offices, including zip code)

416-510-2991
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4 (c ))

Item 5.02(d)              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, Mr. Barry Polisuk, LL.B and Mr. Victor Huo have joined the Board of Directors of the Company.

Mr. Barry Polisuk has been a partner of Garfinkle, Biderman, LLP since 1995.

Mr. Barry Polisuk practices in the areas of secured lending, securities law, and commercial law. In securing lending, he acts on behalf of clients in transactions and collections. His commercial practice concentrates on mergers and acquisitions, incorporations, leasing and commercial agreements. He represents his securities law clients for initial public offerings, reverse takeovers and regulatory compliance.

With a B.A. in Political Science from McGill University (1982), Mr. Polisuk proceeded to earn his LL.B. (Cum Laude) at the University of Ottawa (1985) and his L.LL., the Quebec Civil Law Degree, the following year. Mr. Polisuk was called to the Ontario Bar in 1988 and became an associate with another Toronto law firm for seven years before arriving at Garfinkle, Biderman, LLP.

Mr. Victor Huo has more than 15 years of experiences in financial services and management consulting business. Mr Huo has been President and CEO of Centum Fundamental Financial Inc.( previously Centum One Financial Inc.), a licensed financial services firm based in Toronto, Canada since 2005.  Mr. Huo is also the president and CEO of Can-China Enterprises Development Inc. since 2001. Can-China Enterprises Development Inc. is in the business of fostering business relationships between enterprises in Canada and China, promoting free trade between the two countries. Mr. Huo was the Publisher and editor-in-Chief of North American Times based in Toronto, Ontario, Canada from 1998 to 2001. Prior to 1998, Mr. Huo held various management positions in enterprises in China.

Mr. Huo will also assume the role of Vice President, business developments in China. Mr. Huo will be devoting 10% of his time to the company’s business development initiatives in China.

Compensatory Arrangements

There is no specific compensatory arrangement in place at this moment, however, the Board of Directors may initiate and enter compensatory arrangements with Directors in the future.

CN Resources Inc.

Date: February 27, 2012	By:	/s/ Oliver Xing
Oliver Xing
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary/Treasurer and sole member of the Board of Directors